EXHIBIT 10.12

PATTERSON COMPANIES, INC.
PERFORMANCE SHARE UNIT AWARD AGREEMENT
PURSUANT TO PATTERSON COMPANIES, INC.
AMENDED and RESTATED 2015 OMNIBUS INCENTIVE PLAN

PAA No: [Option Number]
This Performance Share Unit Award Agreement (the “Agreement”) is dated [Option Date] and is entered into by and between Patterson Companies, Inc., a Minnesota corporation (the “Company”), and [Employee Name] (the “Employee”).
WITNESSETH:
1.    Performance Share Unit Award.  Pursuant to the provisions of the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and subject to the additional terms and conditions set forth herein, Employee has been awarded on the date hereof [Shares Granted] performance share units (“PSUs”) valued at [Market Value] for each unit (the “Award”).  The right to receive Common Stock underlying this Award is subject to the restrictions set forth in the Plan and Section 3 below of this Agreement, and the achievement during the Performance Period of the Performance Measures as set forth on Schedule I hereto attached.
2.    Terms and Conditions.  It is understood and agreed that this Agreement, including those schedules and exhibits attached and incorporated hereto, and the PSUs are subject to the following terms and conditions and to the terms and conditions of the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety.  Employee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will control.  All capitalized terms in this Agreement not otherwise defined shall have the meaning(s) ascribed to them in the Plan.
3.    Restrictions.  Upon their Award, the PSUs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether voluntarily or involuntarily, by operation of law or otherwise, until the Vesting Date for the PSUs, or portion thereof, that is shown on Schedule I attached hereto.  Once the Committee has determined the extent to which the Performance Measures have been achieved, the PSUs will be denominated and paid in shares of Common Stock on the Vesting Date. Shown on the attached Schedule, and provided the Employee is then employed by the Company or a

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Subsidiary, the Employee shall receive Common Stock issued in payment of the earned portion of the Award, if any, free of all restrictions.
4.    Forfeiture Provision.  If Employee's employment with the Company or a Subsidiary terminates for any reason prior to the Vesting Date, except in the case of Employee's Retirement, the Award shall be forfeited and the PSUs shall be cancelled and become part of the authorized but unissued Common Stock reserved for issuance under the Plan.  If Employee's employment with the Company or Subsidiary terminates prior to the Vesting Date as a result of Employee's Retirement, the Award will be unaffected by such Retirement, so that the requirement to remain in continuous employment with the Company or a Subsidiary shall be disregarded; provided, however, that the Award shall be prorated to reflect only the portion of the Performance Period that Employee was actively employed, as provided under the Plan.  If Employee's job changes prior to the Vesting Date so that Employee is no longer an Eligible Recipient, then, in such event, the Award may, at the Company's sole discretion, be forfeited, and the PSUs shall be cancelled and become part of the authorized but unissued Common Stock reserved for issuance under the Plan.
5.    Limitation of Rights.  Until the Employee receives Common Stock issued in payment of the earned portion of the Award, if any, Employee will not have any rights of a shareholder with respect to the Award.  Employee will have no voting, dividend, liquidation and other rights with respect to any PSUs granted hereunder.
6.    Taxes and Withdrawals.  Employee acknowledges that under current federal tax law the value of the PSUs will be included as ordinary income in the year the restrictions lapse.  The Company is entitled to (a) withhold and deduct from future wages of Employee (or from other amounts that may be due and owing to Employee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the PSUs, or (b) require Employee promptly to remit the amount of such withholding to the Company at the time the restrictions lapse.  The Company may make the required withholding by canceling PSUs at the time the restrictions lapse.
7.    No Right to Continued Status as an Employee.  This Agreement shall not confer upon Employee any right with respect to continued status as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate Employee's status as an employee at any time.
8.    Employee Agreements.  In exchange for and by accepting the Award, Employee agrees as follows:

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(a)    Non-competition and Notification.  During Employee's employment with the Company and for a period of eighteen (18) months following the voluntary or involuntary termination of Employee's employment for whatever reason (the “Restricted Period”), Employee agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada, the United Kingdom or any additional geographic markets the Company enters, any direct competitor of the Company (including, without limitation, Henry Schein, Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., Amazon.com, Inc., MWI Veterinary Supply, Inc., AmerisourceBergen Corp. and Covetrus, Inc.) or any other business which offers, markets or sells any service or product that competes indirectly with any services or products of the Company (a “Competing Business”).  By way of example, but not by way of limitation, any service or product that competes directly or indirectly with any services or products of the Company includes dental services, dental products, animal health services and animal health products.  For purposes of this provision, Employee shall be deemed to be interested in a Competing Business if Employee is engaged or interested in such Competing Business as a stockholder, director, officer, employee, salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest in the Competing Business is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.
In the event that Employee obtains new employment prior to expiration of the Restricted Period, Employee shall:  (i) disclose this Agreement to Employee's new employer prior to beginning the employment; and (ii) notify the Company of the identity of Employee's new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.
Employee agrees that the foregoing restrictions are in consideration of the consideration offered in this Agreement, and that the restrictions are reasonable and necessary for the purpose of protecting the Company's legitimate business interests.  Employee agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.
(b)    Non-Solicitation of Customers, Suppliers, or Distributors.  Employee agrees that during Employee's employment with the Company and during the Restricted Period, Employee shall not directly or indirectly, whether individually or as an

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owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit or encourage any customer, supplier, or distributor of the Company to (i) do business that could be done with the Company with any person or entity other than the Company or (ii) terminate or otherwise modify adversely its business relationship with the Company.
(c)     Non-Solicitation of Employees.  Employee agrees that during Employee's employment with the Company and during the Restricted Period, Employee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company's employees.  The term “employ” for purposes of this Section 8(c) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.  Notwithstanding the foregoing, any general advertisement or public solicitation that is not directed specifically to employees of the Company shall not constitute a breach of this Section 8(c).
(d)    Remedy.  If Employee breaches any of Employee's obligations set forth in this Section 8, all PSUs awarded under this Agreement shall be immediately canceled and forfeited and any rights thereto shall become null and void.  Employee also agrees to immediately return to the Company any shares of Common Stock issued to Employee as set forth in Section 3 of this Agreement which are still under Employee's control and to promptly reimburse to the Company the Fair Market Value (as measured on the vesting date with appreciation, if any, through the repayment date) of any such shares that are no longer under Employee's control.  The Company shall also be entitled to enforce the terms of this Section 8 and Employee further agrees that the remedy of damages at law for breach by Employee of any of the covenants and obligations contained in this Section 8 is an inadequate remedy.  In recognition of the irreparable harm that a violation by Employee of the covenants and obligations in this Section 8 would cause the Company, or any company with which the Company has a business relationship, Employee agrees that if Employee breaches or proposes to breach, any provision of this Section 8, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to the Company, it being understood by Employee and the Company that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

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(e)    Class Action Waiver and Arbitration Agreement.  Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration.  The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate.  Employee and the Company agree to arbitrate solely on an individual basis, and that the agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding.  The arbitral tribunal may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class proceeding.  In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.
(f)     Reasonable and Necessary.  Employee agrees that the covenants provided for in this Section 8 are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company's customer and client relationships and competitive advantage would be materially adversely affected.  Employee agrees that the provisions of this Section 8 are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants with the Company to which Employee may be bound.  Employee further acknowledges that the restrictions contained in this Section 8 shall not impose an undue hardship on Employee since Employee has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Employee of Employee's livelihood.  In exchange for Employee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Employee with the benefits as set forth in this Agreement.  Employee acknowledges and agrees that these benefits constitute full and adequate consideration for Employee's obligations hereunder.
(g)    Severability and Blue Penciling.  To the extent that any provision of this Section 8 shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Section 8 shall be adjudicated to be invalid or unenforceable, the Company and Employee specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.  Employee expressly stipulates that this Agreement shall be construed in a manner which renders its provisions

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valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(h)    Company Defined.  For purposes of this Section 8, “Company” shall mean Patterson Companies, Inc., its affiliated and related entities, and any of their respective direct or indirect subsidiaries.
(i)    Survival.  Notwithstanding any termination of this Agreement or Employee's employment with the Company, whether or not the PSUs awarded hereunder have in whole or in part vested at that time, Employee shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment.
9.    Notices.  Any notice to the Company shall be addressed to it at its principal executive offices, located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.  Any notice to the holder shall be addressed to him or her at the current home address on record with the Company.
10.    Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota without regard to choice of law principles.
11.    Company's Insider Trading Policy Acknowledgement.  Employee acknowledges that Employee has received, or has had access to, the Company's Securities Trading and Information Disclosure Policy effective as of September 17, 2019, or any subsequent version or iteration of such policy (the “Insider Trading Policy”).  Employee acknowledges, agrees and understands that any purchase or sale of shares of Common Stock, including any shares of Common Stock issued in connection with the PSUs, or any attempted sale or transfer of the PSUs or Common Stock, are subject to and governed by the provisions of the Insider Trading Policy.  By executing this Agreement or accepting this Award, Employee agrees to abide by and follow such the terms of the Insider Trading Policy.
The Company has caused this Agreement to be executed by a duly authorized officer.  Employee has agreed to accept and execute this Agreement electronically using the grant acceptance procedures on Employee's E*TRADE Financial Services account.

EXHIBIT 10.12

Schedule I
Performance Measure and Payout Schedule
Patterson Companies, Inc.

Performance Periods
April 26, 2020 through April 24, 2021 with respect to 33% of the PSUs
April 25, 2021 through April 23, 2022 with respect to 33% of the PSUs
April 24, 2022 through April 22, 2023 with respect to 34% of the PSUs

Vesting Date
[Vesting Date] or if later, the date the Compensation Committee certifies performance on the final Performance Measures and certifies application of the modification described in Exhibit B to this Schedule I.

The number of awarded PSUs that shall be conditionally earned under this Agreement will be determined by the degree by which the Company achieves the Performance Measures described below and the Payout Schedule outlined in Exhibit A to this Schedule I.

Irrespective of the amount of PSUs conditionally earned at the end of each Performance Period, such PSUs shall be subject to the restrictions described in Paragraph 3 of this Agreement until the Vesting Date, and shall be subject to the modification described in Exhibit B to this Schedule I.

Performance Measures:

Each Performance Period represents the Company's Fiscal Year.  The amount of PSUs conditionally earned for a Performance Period under the Award shall be determined, on approval by the Committee, by two Company financial measures. Such two Company financial measures shall be determined by the Committee for each Performance Period. The Performance Measures for a Performance Period shall be communicated to the Employee as soon as administratively feasible following the Committee’s determination of the Performance Measures for the Performance Period. The Performance Measures for the Performance Period ending April 24, 2021 are described in Exhibit A-1 to this Schedule I. This Award Agreement shall be supplemented with Exhibits A-2 and A-3, which shall describe the Performance Measures for the Performance Periods ending April 23, 2022 and April 22, 2023, respectively, once the Committee determines the Performance Measures for such Performance Periods.

50% of the PSUs for a Performance Period will be conditionally earned based on achievement against one of the Performance Measures for the Performance Period and the other 50% of the PSUs will be conditionally earned based on achievement against the other Performance Measure,

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based on the Payout Schedule outlined in Exhibit A. The Payout Schedule for the Performance Period ending April 24, 2021 is described in Exhibit A-1 to this Schedule I. This Award Agreement shall be supplemented with Exhibits A-2 and A-3, which shall describe the Payout Schedules for the Performance Periods ending April 23, 2022 and April 22, 2023, respectively, once the Committee determines the Payout Schedules for such Performance Periods.

The amount of PSUs conditionally earned then shall vest on the Vesting Date, or if later, the date the Compensation Committee certifies application of the modification described in Exhibit B to this Schedule I.
Standards:

1.All computations are based on results after final audit and any necessary business-related adjustments, subject to Committee approval.
2.The final payout percentage will be based on the ratios, described above, of achieved results versus budgeted objectives, rounded down to the next nearest whole percentage.
3.Notwithstanding anything in this Agreement to the contrary, in no event shall the modification described in Exhibit B result in the maximum percentage to be greater than the maximum percentage set forth below:

	PDCO Financial Performance
	FY21	+	FY22	+	FY23	=	3-yr Avg	x 3-yr rTSR	= PSU Award
Maximum	150%		175%		175%		167%	120%	200%
Target	100%		100%		100%		100%	100%	100%
Threshold	50%		50%		50%		50%	80%	40%

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Exhibit A-1

The number of PSUs conditionally earned for the Performance Period ending April 24, 2021 under the Award shall be determined, on approval by the Committee, by the following two Company financial measures:

1.With respect to the PSUs relating to the Performance Period ending April 24, 2021, 50% of such PSUs [Underlying Shares] will be conditionally earned based on achievement of the Company’s adjusted Net Income, as defined by the Committee, for the Performance Period, and based on the Payout Schedule outlined in this Exhibit A-1.
2.With respect to the PSUs relating to the Performance Period ending April 24, 2021, 50% of such PSUs [Underlying Shares] will be conditionally earned based on achievement of the Company’s Leverage Ratio, as defined by the Committee, as of the last day of the Performance Period, and based on the Payout Schedule outlined in this Exhibit A-1.
The degree to which the Company achieves, individually, either of the Performance Measures during a Performance Period shall result in the earning of PSUs, conditioned on the restrictions described in Paragraph 3 of this Agreement until the Vesting Date, and the modification described in Exhibit B to this Schedule I, based on the following chart (the “Payout Schedule”).

The award of conditionally earned PSUs will be determined individually, and achievement of one Performance Measure shall have no bearing on the number of PSUs conditionally earned under the other Performance Measure.

Adjusted Net Income Performance Measure

Actual Performance Achieved	% of Incentive Component Conditionally Earned
0
100
150

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Leverage Ratio Performance Measure

Actual Performance Achieved	% of Incentive Component Conditionally Earned
0
100
150

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Exhibit B

The number of shares of Common Stock issued pursuant to this Award on the Vesting Date will be determined by multiplying the PSUs conditionally earned for each Performance Period by the Three Year Relative TSR Multiple (as set forth in the Metrics Summary) as follows:
Three Year Cumulative PSUs Conditionally Earned
X
Three Year TSR Multiple
=
Common Stock Granted
If the Company’s Three Year Relative TSR Percentile Rank (as defined below) is at or below the 30th percentile, the Three Year Relative TSR Multiple shall equal 80%; if the Three Year Relative TSR Multiple is at or above the 75th percentile, the Three Year Relative TSR Multiple shall equal 120%; and, if the Three Year Relative TSR Multiple is between the 30th and 75th percentiles, the Three Year TSR Multiple shall be interpolated on a linear basis between 80% and 120%.
When calculating the Company’s Three Year Relative TSR Percentile Rank, the following definitions will be used:
“Target Number of Units Granted” means the number of PSUs granted at “Target” performance level as stated in the Award. The Target Number of Units Granted represents Shares that will be earned should the Performance Measures be met at a “Plan Goal” performance level and the Company’s Relative TSR Rank is at the midpoint between the 30th and 75th percentiles, and you remain employed through the Vesting Date.
“Three Year TSR Multiple” TSR for the Company and each member of the peer group will be calculated as follows:

(a)“TSR” means, for the Company and each of the Peer Companies, such company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

(b)“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

(c)“Opening Average Period” means the twenty trading days beginning on the first day of the first Performance Period.

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(d)“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of a company’s common stock purchasable with dividends declared on such company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

(e)“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

(f)“Closing Average Period” means the twenty trading days ending on the last day of the last Performance Period.

(g)“Share Value” means, with respect to a given trading day, the closing price of a company’s common stock multiplied by the Accumulated Shares for such trading day.

(h)“Peer Companies” means the constituents of the S&P 400 MidCap Index as of the determination date. Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange.

(i)“Percentile Rank” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the TSR of the Company and all of the Peer Companies from highest to lowest. After this ranking, the percentile rank of the Company’s TSR will be determined as follows:

P =	N – R
N – 1

where:    “P” represents the percentile rank which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of Peer Companies as of the last day of the last Performance Period, plus the Company.

“R” represents the Company’s ranking among the Peer Companies.

Example: If there are 39 Peer Companies and the Company’s TSR ranked 15th, its TSR would be at the 64th percentile: 0.64 = ((40 – 15) / (40 – 1)).

(j)“Three Year TSR Multiple” means the percentage determined according to the following table:

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Company TSR Relative to the TSRs of the Peer Companies	Earned Percentage
30th Percentile or Below	80%
Between the 30th Percentile and the 75th Percentile	Interpolated on a linear basis between 80% and 120%
75th Percentile or Higher	120%